                                 EXHIBIT 12.1
               PACIFIC GAS AND ELECTRIC COMPANY AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

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                            Three Months                                     Year ended December 31,
                                Ended    -----------------------------------------------------------
(dollars in thousands)        03/31/97        1996        1995        1994         1993        1992
----------------------------------------------------------------------------------------------------
Earnings:
 Net income                   $172,579  $  755,209  $1,338,885  $1,007,450   $1,065,495  $1,170,581
 Adjustments for minority
  interests in losses of
  less than 100% owned
  affiliates and the
  Companys equity in
  undistributed losses
  (income) of less than
  50% owned affiliates               -       2,488       3,820      (2,764)       6,895      (3,349)
 Income tax expense            137,959     554,994     895,289     836,767      901,890     895,126
 Net fixed charges             154,138     683,393     715,975     730,965      821,166     802,198
                              --------  ----------  ----------  ----------   ----------  ----------
   Total Earnings             $464,676  $1,996,084  $2,953,969  $2,572,418   $2,795,446  $2,864,556
                              ========  ==========  ==========  ==========   ==========  ==========
Fixed Charges:
 Interest on long-
  term debt                   $123,267  $  580,510  $  627,375  $  651,912   $  731,610  $  739,279
 Interest on short-
  term borrowings               24,461      75,310      83,024      77,295       87,819      61,182
Interest on capital
 leases                            485       3,508       2,735       1,758        1,737       1,737
Capitalized Interest               161         637         957       2,660       46,055       6,511
Earnings required to
 cover the preferred stock
 dividend and preferred
 security distribution
 requirements of majority
 owned subsidiaries              5,925      24,319       3,306           -            -           -
                              --------   ---------  ----------  ----------     --------  ----------
  Total Fixed Charges         $154,299   $ 684,284  $  717,397  $  733,625     $867,221  $  808,709
                              ========   =========  ==========  ==========     ========  ==========
Ratios of Earnings to
 Fixed Charges                    3.01        2.92        4.12        3.51         3.22        3.54

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Note:  For the purpose of computing PG&E's ratios of earnings to fixed charges,
       "earnings" represent net income adjusted for the minority interest in losses of less than 100% owned affiliates, PG&E's equity in undistributed income or loss of less than 50% owned affiliates, income taxes and fixed charges (excluding capitalized interest). "Fixed charges" include interest on long-term debt and short-term borrowings (including a representative portion of rental expense), amortization of bond premium, discount and expense, interest on capital leases, and earnings required to cover the preferred stock dividend requirements of majority owned subsidiaries.